UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

ASTRATA GROUP INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32475	84-1408762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

950 South Coast Drive, Suite 265, Costa Mesa, California	92626-1776
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 641-1512

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01.  Changes in Registrant’s Certifying Accountant

(a)	Previous Independent Registered Public Accountant

(i)
On November 20, 2007, the Company and the Board of Directors approved the replacement of Squar, Milner, Peterson, Miranda & Williamson, LLP (Squar Milner) as the independent registered public accounting firm effective November 20, 2007.

(ii)
In connection with the audits of the Company’s consolidated financial statements as of and for the years ended February 28, 2006 and 2007, there were (1) no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if no resolved to the satisfaction of Squar Milner would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, and (2) no reportable events (as defined in Regulation S-K Item 304(a)(1)(iv)).  During the most recent two fiscal years there were none of these things.

(iii)	Certain events reportable under subparagraph (1)of Item 304(a)(1)(iv)(B) of Regulation S-B are set forth in the following paragraphs.

As of November 20, 2007, Squar Milner had not conducted an audit of the Company’s internal control over financial reporting (pursuant to Section 404 of the Sarbanes Oxley Act of 2002) as of any date or for any period.  Squar Milner issued a report dated July 18, 2007 to the Company’s board of directors and management on material weaknesses in internal control (the “Report”) related to the audit of the Company’s consolidated financial statements as of and for the year ended February 28, 2007, and the review of the Company’s unaudited consolidated financial statements as of and for the quarter ended May 31, 2007.  Management’s responses to these material weaknesses in internal control were communicated to the Company’s board of directors in a letter dated November 2, 2007. Such material weaknesses and management’s responses are listed below:

1.	Lack of Group Controller and dedicated CFO/Technical expertise in U.S. GAAP and SEC reporting requirements

The Company does not currently have a group controller or any other dedicated person who has been assigned the responsibilities associated with that position. Instead, management is using an outside consulting firm in the U.S. to accumulate financial data and reports from the various subsidiaries and prepare the necessary schedules and other documentation required for the Company’s quarterly and annual SEC filings.  In addition, since January 2006 the CEO position has been filled by the Company’s chief financial officer, which made it difficult for him to focus on the Company’s financial reporting and accounting matters. As a result, much of the responsibility for matters such as performing detailed account analyses and preparing financial information falls upon too few people who are not up to date on GAAP or SEC reporting requirements, and who frequently are unable to devote sufficient time to such areas. Additionally, the Company periodically enters into significant transactions which require an in-depth knowledge of derivative accounting. With the addition of the SSS contract (see Note 4 to the Company’s May 31, 2007 unaudited consolidated financial statements), those responsible for the Company’s accounting and financial reporting in fiscal 2008–2010 must also be intimately familiar with the GAAP requirements governing revenue recognition.

Management’s response:

While the Company has not had a Group Controller or a dedicated CFO for some time due to resource constraints we have recently appointed a dedicated CFO and will continue to work with third party consultants in reviewing the financial structure and effectiveness of our controls.

2.	Monitoring the effectiveness of internal control over financial reporting

The Company’s program for monitoring the effectiveness of its internal control over financial reporting (“ICFR”), including information-technology-related controls, has not been sufficient to provide the Company with a basis to monitor the quality of its internal control performance over time. Monitoring internal control involves assessing the design and operation of internal control on a timely basis and taking any necessary corrective actions. This material weakness creates more than a remote likelihood that a material misstatement of the Company’s annual or interim consolidated financial statements would not have been prevented or detected on a timely basis.

Management’s response:

We use a third party consulting firm to assist with the accounting and SEC reporting issues directly supporting the CEO/CFO within the Company’s resource constraints at this time.

3.	Formal documentation of accounting and operational policies and procedures

We noted on a worldwide basis that formal documentation of many of the Company’s accounting and operational policies and procedures does not exist, or has only been informally documented in various internal memoranda.  This weakness may result in several issues, including inaccurate and/or late financial reporting to the SEC, and thus could threaten the continued quotation of the Company’s common stock by the Over-the-Counter Bulletin Board.

Management’s response:

During fiscal 2007, the Company did not update the documentation of its accounting and operational policies and procedures due to financial and resource constraints.  The Company is currently reviewing all documentation of accounting and operational policies and procedures to bring these into compliance.

4.	Accounting discipline

During the course of our audit, we noted that accounts were not analyzed or reconciled on a monthly or even quarterly basis. We also observed that if an analysis had been prepared, there was often limited evidence of review by an individual (other than the preparer) with direct oversight of the process; in addition, the analyses frequently contained errors and/or lacked sufficient documentation for the conclusions reached. Including the audit adjustments proposed by us and those developed by management based on various post-closing analyses, numerous adjustments were made to the Company’s February 28, 2007 consolidated financial statements as they were originally provided to us.

We also noted that obtaining a complete and accurate final February 28, 2007 general ledger was problematic, as was also the case for production of schedules documenting certain year-end account balances.

Management’s response:

During fiscal 2007, the Company had limited resources available for training; however, the Company is currently reviewing all accounting disciplines and documenting the necessary requirements.

5.	Documentation and accounting for equity and debt transactions

During our audit, we observed that the documentation of certain debt and equity transactions needed improvement. Specifically, we noted the following:

•
Although the Company periodically enters into complex debt and equity transactions, the accounting personnel lack the technical expertise to properly account for such transactions. There were a significant number of proposed audit adjustments in these areas; and

•	The Company did not have an adequate schedule of equity transactions available for the auditors when it was originally requested.

Management’s response:

The Company disagrees with this comment.  During fiscal 2007, the Company entered into transactions which required an in-depth knowledge of derivative accounting.  Squar Milner assisted the Company in dealing with these accounting issues, learning after the conclusion of the fiscal 2007 audit that requesting Squar Milner to assist management in this regard was considered a material weakness in internal control.  Also, an adequate schedule of equity transactions was available for the auditors when originally requested.

6.	Certain income tax matters

It is our understanding that the Company has not filed any Federal or California income tax returns since the entity was formed in the 2004 merger. As more fully explained below, the fact that the Company has reported losses (on a consolidated basis) since inception does not necessarily mean that there is not any exposure to liability for certain U.S. income tax penalties. It appears that the Company presently has a significant contingent liability for income tax penalties relating to the failure to file certain Federal information returns.

As discussed in our April 25, 2007 letter to management, the Company was recently required to adopt a new accounting standard relating to certain income tax accounting and disclosure matters. Issued by the Financial Accounting Standards Board (the “FASB”), such pronouncement is known as FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“Accounting for Income Taxes”). As more fully described in the aforementioned letter, understanding and implementing FIN 48 requires a high degree of income tax sophistication.

Under the Company’s current circumstances (expected future profits on the SSS contract, and the potential realization of deferred tax assets in the form of net operating loss carryforwards), the absence of an in-house ability to prepare an appropriate income tax provision (and develop the related disclosures, which have been significantly expanded by FIN 48) in accordance with GAAP became a material weakness in ICFR during the quarter ended May 31, 2007. The matters described in the preceding sentence will also require an intimate knowledge of deferred tax accounting as set forth in FASB Statement No. 109.

Management’s response:

During the quarter ended May 31, 2007, the Company recorded an accrual of $500,000 related to the contingent liability discussed above. The Company is in the process of evaluating what is required in order to bring its federal and state income tax and information returns current.

7.	Implement electronic accounting system

During our audit, we observed that the Company does not utilize a centralized reliable electronic accounting system.  The utilization of such an accounting system is very important for the Company’s financial reporting process and in providing timely financial information that would be helpful in management’s overall strategic planning and decision-making process.

Management’s response:

The Company uses an electronic accounting system which does not consolidate the financial statements of its subsidiaries. Management agrees that the implementation of a fully electronic accounting system would enhance the reporting capabilities and is considering this in the near future.

(iv)
In connection with its review of the Company’s unaudited consolidated financial statements for the quarters and year-to-date periods ended May 31, 2007 and August 31, 2007 and the subsequent interim period through November 20, 2007, except as described in (v) below, there were no disagreements with Squar Milner on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of Squar Milner would have caused them to make reference thereto in their review report on the aforementioned unaudited financial statements.

(v)
During the course of Squar Milner’s review of the Company’s unaudited consolidated financial statements as of and for the quarter ended May 31, 2007, management initially had a disagreement with respect to revenue recognition on the Company’s $93.5 million classified contract executed on April 10, 2007 described in Note 4 to such financial statements, which are included in the Company’s Form 10-QSB for the aforementioned quarter.  As more fully explained in Note 2 to the Company’s aforementioned May 31, 2007 financial statements, management is accounting for the Contract under American Institute of Certified Public Accountants Statement of Position (“SOP”) 81-1 using the units-delivered method; as of August 31, 2007, the Company had not recognized any revenue on the contract. The disagreement described was resolved to Squar Milner’s satisfaction. During the June-July 2007 period, management discussed such disagreement extensively with Squar Milner; in addition, Squar Milner discussed the subject matter of the disagreement with those directors who were present at the July 23, 2007 meeting of the Company’s Board of Directors.  The Company has authorized Squar Milner to respond fully to the inquiries of the new independent registered accountant concerning the subject matter.

(vi)
Registrant has requested from Squar Milner a letter addressed to the SEC stating whether or not it agrees with the above statements.   A copy of such letter will be filed under cover of Form 8-K/A within the time period prescribed for doing so.

(b)	New independent registered public accountants

(i)
Effective as of November 20, 2007, the Company engage Windes & McClaughry Accountancy Corporation (Windes) as its new independent registered public accountants.  The decision to engage Windes was made and approved by the Board of Directors.

(ii)
During the two most recent fiscal years and through November 20, 2007, Astrata Group Incorporated (“Astrata”) has not consulted with Windes regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Astrata financial statements; (ii) the type of audit that might be rendered; or (iii) any matter that was either subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

ITEM 9.01.   Financial Statements and Exhibits.

(a)	Financial statements of business acquired:

None

(b)	Exhibits

NUMBER	EXHIBIT
23.1	Letter from Squar, Milner, Peterson, Miranda & Williamson, LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRATA GROUP INCORPORATED

Date: November 27, 2007	By:	/s/ Martin Euler
Martin Euler
Chief Executive Officer